UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2011

SPIRIT AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35186	38-1747023
(Commission File Number)	(IRS Employer Identification Number)

2800 Executive Way

Miramar, Florida 33025

(Address of principal executive offices, including Zip Code)

(954) 447-7920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 24, 2011, Spirit Airlines, Inc. (the “Company”) entered into an Addendum and Amendment to the Agreement Governing Acceptance of the American Express Card by Airlines (the “Amendment”) by and between the Company and American Express Travel Related Services Company, Inc. (“Amex”), which constituted a supplement and amendment to the Terms and Conditions for Worldwide Acceptance of the American Express Card by Airlines dated September 4, 1998, as amended. As is standard in the airline industry, our contractual arrangements with credit card companies permit the credit card company to retain a holdback or other collateral, which we record as restricted cash, when future air travel and other future services are purchased via credit card transactions. In light of the improvement of our balance sheet due to our recently completed initial public offering (the “IPO”) and related recapitalization, the Amendment facilitates a potential reduction in the holdback held by Amex provided we continue to satisfy certain financial criteria.

Item 8.01	Other Events.

On June 29, 2011, the underwriters in our IPO completed the partial exercise of the overallotment option granted to them and thereby purchased from one of the selling stockholders, OCM Spirit Holdings II, LLC, an affiliate of Oaktree Capital Management, 256,513 shares of our common stock on the same terms as the 15.6 million shares originally purchased by the underwriters from us on June 1, 2011. We did not receive any of the proceeds from the partial exercise of the underwriters’ overallotment option. The overallotment option has now expired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2011	SPIRIT AIRLINES, INC.

	By:	/s/ Thomas Canfield
	Name:	Thomas Canfield
	Title:	Senior Vice President and General Counsel